EXHIBIT (j)
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We consent to the incorporation by reference in this Post-Effective Amendment No. 29 to Registration Statement No. 2-99584 on Form N-1A of our report dated February 22, 2010 relating to the financial statements and financial highlights of Plan Investment Fund, Inc., including the Government/REPO Portfolio and the Money Market Portfolio, appearing in the Annual Report on Form N-CSR of Plan Investment Fund, Inc. for the year ended December 31, 2009, and to the references to us under the heading “Financial Highlights” in the Prospectus and “Financial Statements” and “Independent Registered Public Accounting Firm” in the Statement of Additional Information, which are part of such Registration Statement.
/s/ DELOITTE & TOUCHE LLP
Chicago, Illinois
April 28, 2010

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